UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	December 2, 2004

Freescale Semiconductor, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-32241	20-0443182
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

6501 William Cannon Drive West, Austin, Texas		78735
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	512.895.2000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Top of the Form

Item 5.01. Changes in Control of Registrant.

On November 9, 2004, Motorola, Inc. ("Motorola") issued a press release announcing that Motorola will distribute its remaining equity interest in Freescale Semiconductor, Inc. (the "Company") on December 2, 2004 to Motorola shareholders of record as of November 26, 2004 (the "Record Date"). Prior to the distribution, Motorola held approximately 67.5% of the outstanding common stock of the Company and approximately 91.2% of the total voting power. On December 2, 2004, Motorola distributed .110415 of a share of the Company's Class B Common Stock for each outstanding share of Motorola common stock owned by Motorola shareholders on the Record Date. Motorola will deliver cash in lieu of fractional share interests to Motorola shareholders entitled to receive less than one share of the Company's Class B Common Stock. The distribution is structured to be tax-free to Motorola shareholders (other than with respect to any cash received in lieu of fractional shares). Effective with the distribution, Motorola is no longer a controlling stockholder of the Company.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

David W. Devonshire and Leif G. Soderberg have resigned as members of the Company’s Board of Directors effective December 2, 2004. Mr. Devonshire is Executive Vice President and Chief Financial Officer of Motorola. Mr. Soderberg is a Senior Vice President of Motorola. Both directors have resigned in connection wtih the distribution by Motorola of its remaining equity interest in the Company, described in Item 5.01 above.

Item 7.01. Regulation FD Disclosure.

On December 2, 2004, the Company issued a press release to announce the completion of Motorola's distribution of the Company's Class B Common Stock to Motorola's shareholders. A copy of the Company's press release is attached hereto as Exhibit 99.1.

Top of the Form

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Freescale Semiconductor, Inc.

December 2, 2004	By:	/s/ John D. Torres

Name: John D. Torres
Title: Senior Vice President, General Counsel & Secretary

Top of the Form

Exhibit Index

Exhibit No.	Description

99.1	Freescale Semiconductor, Inc. press release dated December 2, 2004 announcing the completion of Motorola's distribution of the Company's Class B Common Stock to Motorola's shareholders.